UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 24, 2006
RES-CARE, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky	0-20372	61-0875371
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10140 Linn Station Road, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip code)
(502) 394-2100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 1.01	Entry into a Material Definitive Agreement

Item 1.02	Termination of a Material Definitive Agreement
On April 24, 2006, Ronald G. Geary, Chairman, President and Chief Executive Officer of Res-Care, Inc. notified the company and its board of directors that he will retire as ResCare’s President and Chief Executive Officer effective at the conclusion of ResCare’s annual shareholders meeting on June 22, 2006. Mr. Geary also agreed to serve as ResCare’s non-executive Chairman of the Board until the annual shareholders meeting in 2007, when his current term as director expires.
ResCare has named Ralph G. Gronefeld, Jr. as Mr. Geary’s successor as President and Chief Executive Officer. A copy of the press release announcing Mr. Gronefeld’s promotion and Mr. Geary’s retirement is included as Exhibit 99.1 to this Current Report on Form 8-K.
On April 24, 2006, ResCare entered into an agreement with Mr. Geary setting forth the terms on which he would serve a one-year term as non-executive Chairman of the Board. The material terms of the agreement are as follows:
Duties:
     As non-executive Chairman of the Board, Mr. Geary would be responsible for leading the board of directors, including preparing for and conducting board meetings, the development and effective performance of the board of directors, participation in strategic planning and facilitating communication between the board and management. He would also serve in an advisory capacity to the president and chief executive officer concerning the interests and management of the company, would assist with the company’s external relationships, and would carry out special assignment in collaboration with the CEO, management or the board of directors.
Compensation:
     Base Salary – Mr. Geary’s base salary as President and Chief Executive Officer under his existing employment agreement increases from $360,000 to $475,000 effective as of October 1, 2005 and continuing through June 22, 2006.
     Compensation – Mr. Geary will receive $950,000, payable in quarterly installments in advance beginning July 1, 2006, for serving a one-year term as non-executive Chairman of the Board.
Other Benefits:
     Mr. Geary will have the use of his current office and executive assistant at the ResCare Resource Center and full access to all communication and office systems and equipment at the Resource Center. The computer equipment and furniture currently in Mr. Geary’s home office will be conveyed to him at no charge. ResCare will reimburse Mr. Geary for expenses incurred in the use of the equipment in his home office.
     ResCare will reimburse Mr. Geary for premiums paid for family health insurance coverage in ResCare’s health insurance plan under COBRA and, upon expiration of COBRA, premiums for coverage under the company’s plan, up to the total cost of such coverage as offered to executive employees of ResCare, or otherwise until Mr. Geary qualifies for coverage under Medicare.
     ResCare will also reimburse Mr. Geary for legal fees up to $15,000, and for professional dues and professional license fees, and reasonable legal and accounting fees for tax planning and reasonable expenses not covered by insurance for Mr. Geary’s annual physical for as long as he serves as Chairman of the Board.
Other effects:
     Upon Mr. Geary’s retirement effective June 22, 2006, the Shareholders Voting Agreement dated June 23, 2004 between Onex Partners LP and Mr. Geary, pursuant to which Onex Partners has the right to vote shares owned by Mr. Geary in the election of directors and any matter affecting the number of directors or composition of ResCare’s board of directors, will terminate according to its terms.
     In addition, upon Mr. Geary’s retirement, the Amended and Restated Employment Agreement dated October 26, 2005 between ResCare and Mr. Geary, will terminate according to its terms.

Item 9.01	Financial Statements & Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press release dated April 25, 2006

99.2	Agreement between Res-Care, Inc. and Ronald G. Geary dated April 24, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RES-CARE, INC.

Date: April 24, 2006	By	/s/ Ronald G. Geary Ronald G. Geary
Chairman, CEO and President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release dated April 25, 2006

99.2	Agreement between Res-Care, Inc. and Ronald G. Geary dated April 24, 2006